Exhibit 10.1

STANDARD MICROSYSTEMS CORPORATION

2008 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(the “SERP”)

Amended and Restated as of January 1, 2008

STANDARD MICROSYSTEMS CORPORATION
2008 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PREAMABLE

WHEREAS, Standard Microsystems Corporation (“SMSC” or the “Company”), a Delaware Corporation, previously maintained the Standard Microsystems Corporation Executive Retirement Plan which was amended and restated effective as of January 1, 2003 (the “Plan” or the “2003 SERP”); and

WHEREAS, the purpose of the 2003 SERP was to provide a supplemental retirement benefit for certain key executive officers through the payment of supplemental retirement and death benefits; and

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), as enacted under the American Jobs Creation Act of 2004 (“AJCA”) imposes new rules regarding the time and form of distributions under nonqualified retirement plans, such as the 2003 SERP; and

WHEREAS, all benefits to which employees had a legally binding right, and no substantial risk of forfeiture effective as of December 31, 2004, could have continued to be governed by the terms of the 2003 SERP and not be subject to Section 409A under a special “grandfather rule”; and

WHEREAS, after consideration, the only advantage of the grandfathered rule was to permit prior deferrals not to be subject to the 6 month delay in payment rules for “Specified Employees” of publicly traded companies, such as SMSC; and

WHEREAS, in order to comply with Section 409A of the Code, SMSC amended and restated the 2003 SERP into the Standard Microsystems Corporation 2005 Supplemental Executive Retirement Plan effective as of January 1, 2005 (the “SERP”, the “Plan” or the “2005 SERP”), on March 22, 2007; and

WHEREAS, the intent of the 2005 SERP was to comply with all IRS announcements and notices, including Notice 2005-1 and the Proposed Regulations issued under Section 409A.

WHEREAS, the 2005 SERP was adopted prior to the issuance of the Final Regulations under Section 409A of the Code; and

WHEREAS, SMSC wishes to amend and restate the 2005 SERP to incorporate certain provisions of the Final Regulations; and

WHEREAS, adoption of the 2005 SERP documented SMSC good faith compliance with Section 409A of the Code.

NOW, THEREFORE, effective as of January 1, 2008, the SERP is amended and restated into the new Standard Microsystems Corporation 2008 Supplemental Executive Retirement Plan (the “Plan” or the “2008 Plan”) as follows:

ARTICLE I
DEFINITIONS

The following words and terms as used herein shall have the respective meanings hereinafter set forth, unless the context clearly requires a different meaning.

1.1 “Actuarial Assumptions” means, for purposes of determining optional forms of payment, the interest rate most recently used by the Company’s actuary for the purpose of financial accounting under the Plan and the GAR 94 Mortality Table for post-commencement periods with no mortality for pre-commencement periods, except as otherwise indicated in any Exhibits, as amended from time to time.

1.2 “Administrator” means the Committee selected by the Board to administer the Plan (the “Committee”) or, if the Board fails to select a Committee, SMSC. The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Administrator shall have plenary authority in its discretion to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make all determinations it may deem necessary or advisable for the administration of the Plan. Any interpretation or determination made by the Administrator pursuant to the foregoing shall be conclusive and binding upon any person having or claiming any interest under the Plan.

1.3 “Beneficiary” means the person, persons or entity designated in writing by the Executive, on forms provided by the Administrator, to receive the benefits payable under the Plan in the event of the Executive’s death. An Executive may change his Beneficiary from time to time by filing a new written designation with the Administrator and such designation shall be effective upon receipt by the Administrator. If an Executive has not validly designated a Beneficiary or if a designated Beneficiary shall predecease an Executive, any death benefit then payable under the Plan shall be paid to the Executive’s Spouse, if then living, and if such Spouse is not then living, to the Executive’s estate.

1.4 “Board” means the Board of Directors of SMSC.

1.5 “Base Annual Salary” means one-third of the aggregate base salary paid by the Company to the Participant during the 36-month period immediately preceding the Participant’s termination of employment, or, in the case of a Participant who becomes a Vested Participant upon occurrence of a change in control, as referred to in Section 1.6, Base Annual Salary means the annual base salary in effect immediately before such change in control. Such base salary shall be determined before reduction for employee contributions to the Standard Microsystems Corporation Incentive Savings and Retirement Plan, flexible spending accounts, or other similar reductions. Base Annual Salary shall not include overtime, commissions, bonuses, options, benefits or any other compensatory payment, whether or not taxable, not described in the first sentence of this Section. Notwithstanding any provisions to the contrary, to the extent that any Participant works a reduced number of hours, the Board may, within its discretion, determine that such Participant shall have the Participant’s Base Annual Salary determined as of the time the reduction in hours occurs. Future SERP benefits shall continue to be computed based upon the 36 month period immediately preceding the reduction in hours, or the annual base salary in effect immediately before a change in control, whichever is appropriate, rather than the ultimate termination of employment.

1.6 “Change in Control” means the occurrence of one of the following events:

a. The merger or consolidation of SMSC with or into any other corporation or entities whereby the shareholders of SMSC immediately before the transaction do not own at least 50% of the new entity;

b. SMSC is merged or consolidated with or into any other corporation or other entity, and at any time after such merger or consolidation is effected, the Continuing Directors are not or cease for any reason to constitute a majority of the board of directors either of the surviving entity, or of any entity in control of the surviving entity;

c. All or substantially all of the assets of SMSC are sold or otherwise transferred to any other corporation or other entity, or more than 50% of the stock of SMSC is purchased by one entity, and at any time after such sale or other transfer is effected, the Continuing Directors are not or cease for any reason to constitute, a majority of the board of directors either of the entity which has acquired and owns such assets, or of any entity in control of the entity which has acquired and owns such assets. In determining if a Change in Control occurs, the term “Continuing Directors” means any person who either: (i) was elected a member of the Board at any Annual Meeting of Stockholders of SMSC prior to the occurrence of a corporate event that is determined to be a Change in Control; or (ii) whose election to the Board or nomination for election to the Board by SMSC’s stockholders was approved in advance by at least two-thirds of the Continuing Directors then in office,

d. Any other event for which SMSC is required to report such a change on Form 8-K, as required by the Securities and Exchange Commission; or,

e. Any event described as either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A of the Code or the regulations issued there under.

1.7 “Claims Coordinator” means the individual(s) designated by the Administrator to receive applications for benefits by Participants and Beneficiaries.

1.8 “Code” means the Internal Revenue Code of 1986, as amended.

1.9 “Company” means SMSC and any subsidiary or division of SMSC designated by resolution of the Board to which the Plan shall be applicable, and any successor thereof, which adopts the Plan.

1.10 “Disability” means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by an independent third party physician, selected within the discretion of the Committee. The determination of whether a Participant is disabled shall be determined by the Committee, in its sole discretion, but subject to the provisions of Section 409A.

1.11 “Effective Date” means January 1, 2008, for purposes of the amended and restated SERP. The original effective date of the Plan was March 1, 1994. SMSC can demonstrate its good faith compliance with Section 409A from January 1, 2005 to December 31, 2007, as permitted under the Final Treasury Regulations issued under Section 409A of the Code.

1.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13 “Executive” means an officer of the Company whom the Board has explicitly authorized by Resolution to participate in the Plan.

1.14 “Highly Compensated Employee” means an individual who is characterized as a highly compensated employee under Section 414(q) of the Code. To the extent required by Department of Labor Regulation Section 2520.104-23, to permit the Plan to qualify as a “Top Hat” plan for a select group of highly compensated employees, the term Highly Compensated Employee shall be restricted by the Committee to satisfy this Department of Labor Regulation. To the extent any Participant is determined to no longer be a Highly Compensated Employee while actively participating in the Plan, all future benefits shall terminate until such time as the Participant is once again determined to be a Highly Compensated Employee. The Committee shall have the discretion to take all actions necessary to preserve the “Top Hat” status of the Plan, including but not limited to distributing any benefits and terminating the participation of any Participant in the Plan, except to the extent such action would violate Section 409A.

1.15 “Highly Compensated Participant” means a Highly Compensated Employee who participate in the Plan.

1.16 “Key Employee” means an individual as described in Section 416(i) of the Code, determined without regard to Section 416(i)(5) thereof. For purposes of this provision, a Key Employee is an officer earning more than $135,000 in 2005, $140,000 in 2006, $145,000 in 2007, $150,000 in 2008 and $165,000 in 2009 (with a limit of no more than 50 employees, or if less, the greater of 3 or 10% of all employees); a 5% owner; or a 1% owner having annual compensation of more than $150,000. All amounts shall automatically be increased as provided under the Code for cost of living or other changes.

1.17 “Participant” means an Executive, who is a Highly Compensated Employee, who has executed and filed with the Administrator a Participation Agreement.

1.18 “Participation Agreement” means an agreement executed in accordance with the provisions of Section 2.1 of the Plan.

1.19 “Plan” shall mean the Standard Microsystems Corporation 2005 Supplemental Executive Retirement Plan.

1.20 “Plan Year” means the period beginning on each January 1 and ending on the following December 31.

1.21 “Related Entities” means any entity within the SMSC “single employer” controlled group as defined under Section 414 of the Code, or any entity that is part of SMSC’s “controlled group” as defined under Section 1563 of the Code.

1.22 “Retirement” means a Participant has retired from service with SMSC, and all Related Entities, in accordance with SMSC’s normal employment policies and procedures, after attaining the age of 65 or earlier.

1.23 “Separation from Service” means a Participant is no longer employed by SMSC or any Related Entities within or outside of the United States on account of a termination of employment, Retirement, Disability or death. Consistent with Final Treasury Regulation Section 1.409A-1(h), or any subsequent guidance under Section 409A of the Code, no Separation from Service shall occur if a Participant continues to perform services as a consultant or an Employee in accordance with the following rules:

a. Leave of Absence. For purposes of Section 409A, the employment relationship is treated as continuing in effect while a Participant is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Participant’s right to reemployment with SMSC or any Related Entity are provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship is deemed terminated.

b. Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. However, in the event that services provided by a Participant are insignificant, a Separation from Service shall be deemed to have occurred. For purposes of Section 409A, if a Participant is providing services to SMSC or any Related Entities at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination shall be deemed to have occurred since such services are not insignificant.

c. Consulting Services. Where a Participant continues to provide services to SMSC or any Related Entities in a capacity other than as an employee, a Separation from Service shall not be deemed to have occurred if the Participant is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).

1.24 “Specified Employee” means a Key Employee who is employed by SMSC or any Related Entities which has its stock publicly traded on an established securities market. For purposes of determining Specified Employee status, the Employer hereby designates each December 31 as the “Identification Date” under Section 409A of the Code. Anyone determined to be a Specified Employee shall remain a Specified Employee for the 12 month period of time after the expiration of the first day of the fourth month following the determination of Specified Employee status (i.e., from April 1 to the following March 31). The determination of whether a Participant is a Specified Employee shall be made by an officer of SMSC on an annual basis for purposes of all nonqualified deferred compensation plans and any other programs in accordance with the provisions of Section 409A of the Code.

1.25 “Spouse” means the person to whom a Participant is legally married at the time of such determination (as determined by the Administrator under local state law). The term “Surviving Spouse” means the survivor of a deceased former Participant to whom such deceased former Participant was legally married (as determined by the Administrator) on the date of the Participant’s death.

1.26 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a)) of the Participant; loss of the Participant’s property due to casualty; or any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined under Section 409A of the Code.

1.27 “Valuation Date” means the last day of each Plan Year, or more frequently as determined within the discretion of the Committee.

1.28 “Vested Participant” means a Participant who has become vested in accordance with the provisions of Article III.

1.29 “Years of Service” means periods of time during which a Participant is employed at the Company, regardless of the actual hours worked in any periods. The Administrator shall adopt uniform rules for crediting Years of Service. Under such rules, periods of authorized leaves of absence and periods of service for Related Entities may be credited towards satisfaction of the applicable Years of Service for vesting. For Participants who enter the Plan after January 1, 2003, only service as an Executive is credited as Years of Service. For clarity regarding Participants who are not fully vested as of January 28, 2003, the following dates are the dates that each such Participant became a Participant in the Plan: Steven Bilodeau, March 1, 1999; Peter Byrnes, July 14, 1998; Andrew Caggia, February 15, 2000; and Robert Hollingsworth, January 28, 2003.

ARTICLE II
PARTICIPATION

2.1 Commencement of Participation. An Executive shall become a Participant, effective as of his hire date or the date he became an Executive (for Participants who enter the plan after January 1, 2003), as applicable, upon receipt by the Administrator of a Participation Agreement that is properly executed by the Executive. The Participation Agreement shall be in a form prescribed by the Administrator and shall specify that the Executive agrees to be bound by all of the terms of the Plan.

ARTICLE III
VESTING

3.1 a. Prior to 2003. For Participants who entered the Plan prior to January 1, 2003, such Participants become 100% vested in all benefits under the Plan upon the completion of 10 continuous Years of Service for the Company, including Years of Service prior to the establishment of the Plan and Years of Service prior to becoming an Executive, except that, per employment agreements dated March 18, 1999, and January 7, 2000, respectively, Steven Bilodeau and Andrew Caggia shall become 50% vested upon the completion of 5 Years of Service with the remaining 50% vesting as outlined in Section 3(1)(b) below.

b. Effective in 2003. For Participants who enter the Plan on or after January 1, 2003, such Participants shall become 50% vested in their benefits under the Plan upon the completion of 5 Years of Service as an Executive. Participants shall thereafter become further vested over the next 5 years in a pro rata manner measured from the fifth anniversary date of when the Participant became an Executive on a monthly basis, providing for a full month of vesting service for each month in which any time is worked, or credited for having been worked. Upon the completion of 10 Years of Service, a Participant shall be 100% vested in all benefits. For example, if an individual becomes a Participant on or after January 1, 2003, works for the Company for a period of 7 years and 6 months, the Participant shall be 75% vested in the Plan (5 years; plus 30 months divided by 60 months, multiplied by the remaining 5 year vesting period).

3.2 Break in Service. For Participants who enter the Plan on or after January 1, 2003, in determining Years of Service, only Years of Service worked for the Company, and any Related Entities, as an Executive, shall be taken into consideration in determining a Participant’s vested percentage. Periods of time prior to any break in service shall not be considered in determining Years of Service. However, any periods worked after becoming an Executive, in any capacity other than as an Executive, shall not count as a break in service, even though such time does not count for vesting. Notwithstanding the provisions of this Section 3.2, the Board of Directors may, within its discretion, grant past service credits to any Participant for purposes of vesting.

3.3 Vesting Upon a Change in Control. In the event of any Change in Control, notwithstanding any provisions of the Plan to the contrary, all Participants, who entered the Plan before January 1, 2003, shall immediately become 100% vested in their benefits. All benefits shall continue to be paid in accordance with the terms of the Plan.

The above provisions regarding 100% vesting upon a Change in Control only applies to Participants who enter the Plan before January 1, 2003. However, the Board, may, within its discretion, approve the vesting, in whole or in part, for Participants who entered the Plan after January 1, 2003, in the event of a Change in Control.

ARTICLE IV
BENEFITS

4.1 Retirement Benefit. A Vested Participant who retires on or after attaining age 65 shall be entitled to receive a retirement benefit from the Company, in an annual amount equal to 35% of the Participant’s Base Annual Salary. The retirement benefit shall be paid in equal monthly installments, beginning on the first day of the first calendar month following the Participant’s Separation from Service, and shall continue until 120 monthly installments shall have been paid.

4.2 Termination Benefit.

a. A Vested Participant whose employment with the Company terminates prior to attaining age 65 shall be entitled to receive a termination benefit from the Company in an annual amount equal to 35% of the Participant’s Base Annual Salary. The termination benefit shall be paid in equal monthly installments, beginning on the first day of the first calendar month following the Participant’s attainment of age 65 and shall continue until 120 monthly installments shall have been paid.

b. A Vested Participant whose employment with the Company terminates by reason of Disability shall be entitled to receive a termination benefit from the Company in an annual amount equal to 35% of the Participant’s Base Annual Salary. The Disability benefit shall be paid in equal monthly installments, beginning on the first day of the first calendar month following the determination that the Participant is Disabled and shall continue until 120 monthly installments shall have been paid.

c. Notwithstanding Section 4.2(b), no termination benefit shall be payable to a Participant who is not a Vested Participant, whose employment terminates by reason of a Disability, on or after the date that the Participant resumes employment with the Company or another employer.

4.3 Death Benefit. If a Participant who has begun to receive payments under Sections 4.1 or 4.2 shall die before receiving all payments due him hereunder, the present value of all remaining installments shall be paid to his Beneficiary in a single lump sum cash payment within 30 days following the Participant’s death.

For Participants who enter the Plan on or after January 1, 2003, and who has begun to receive payments, dies before receiving all payments, the present value of 50% of the remaining installments (i.e., 17.5%) shall be paid to a Participant’s Beneficiary in a single lump sum cash payment within 30 days following the Participant’s death.

In the event that: (i) a Participant dies while still employed by the Company, or (ii) a Participant who has become entitled to receive a retirement or termination benefit, dies after retirement or termination of employment, but prior to receiving a benefit under Section 4.1 or 4.2, the Participant’s Beneficiary shall be entitled to receive a death benefit from the Company equal to the present value of an annual amount equal to 35% of the Participant’s Base Annual Salary for up to 120 monthly installments as otherwise provided above in a single lump sum cash payment within 30 days following the Participant’s death.

For Participants who enter the Plan on or after January 1, 2003, if death occurs before benefits have commenced to be paid, the Participant’s Beneficiary shall be entitled to receive a death benefit equal to the present value of an annual amount equal to 17.5% of the Participant’s Base Annual Salary for up to 120 monthly installments (i.e., 50% of the intended installments), as otherwise provided above in a single lump sum cash payment within 30 days following the Participant’s death.

All death benefits shall be equal to the net present value of all monthly installments, using the interest rate contained in the Actuarial Assumption.

4.4 Termination for Cause. Notwithstanding any other provision of the Plan, if the Company terminates a Participant’s employment for cause (as hereinafter defined), neither the Participant nor his Beneficiary shall be entitled to any benefit under the Plan. For purposes of the Plan, the term “for cause” shall mean and be limited to the following events: (i) the Participant’s conviction in a court of law of a felony or other crime involving moral turpitude; (ii) the Participant’s material breach of any covenant set forth in any agreement between the Participant and the Company; or (iii) the Participant’s commission of an act or omission constituting willful misconduct that is injurious to the Company or a Related Entity. A resolution of the Board declaring that the Participant has committed a breach, act omission or performance described in Section 4.4 (ii) through (iii) shall be conclusive evidence thereof.

4.5 Suicide Exclusion. Notwithstanding any other provision of the Plan: (i) no benefit shall be payable to any Beneficiary in the event the Participant dies, as the result of suicide or self-inflicted injury, within 2 years of the date he first becomes a Participant; and (ii) no increase in the amount of any benefit provided under the Plan shall be payable to any Beneficiary in the event the Participant dies, as the result of suicide or self-inflicted injury, within 2 years of the date of such increase.

4.6 Part-Time Employee Benefits. In the event that any Participant continues to work with SMSC following the attainment of age 65, or earlier, on a part-time schedule, working less than 20 hours per week, such a Participant shall be treated as a “retired” employee for purposes of receiving all benefits under Section 4.1, unless no Separation from Service is deemed to occur for purposes of Section 409A.

ARTICLE V
ALTERNATIVE DISTRIBUTIONS

5.1 Payment of Benefits. Unless elected otherwise in accordance with this Article V, all benefits shall be paid in accordance with Article IV. However, consistent with Section 409A of the Code, Participants who are employed by the Company on or after November 18, 2006 shall be given the ability to make a one time election regarding the manner in which they wish to receive their accruals for 2005, 2006, 2007 and 2008 and for future benefit years. No further changes can be made to the SERP to benefit distributions except as permitted under Sections 5.3 and 5.7. Contributions shall generally begin to be paid following a Separation from Service as follows:

(a) Small Account Balances. To the extent any Participant terminates employment for any reason, and the present value of the Accrued Benefit in the 2008 SERP is less than $50,000, the entire vested amount of the Participant’s benefit shall be paid as soon as reasonably possible within a period of 60 days following such termination of employment in a single lump sum cash payment. This “de minimus rule” shall apply whether or not a distribution is required as a result of death, Disability or any Separation from Service, and regardless of age.

(b) Distribution Elections. Within 30 days after a Participant enters the Plan, a Participant may elect to receive benefits under the Plan, as allowed below. Once an election is made to receive benefits in a form other than the normal form of payment, such an election may not be changed, except as otherwise permitted under Sections 5.3 or 5.7.

Alternative forms of distributions that may be elected at the time a Participant enters the Plan include the following:

(i) Quarterly/monthly installments over a period of years (not to exceed 20 years) beginning on the first day of the calendar quarter following the earlier of or later of attaining any specified age between 55 and 65 or a Separation from Service.

(ii) In a single lump sum cash payment on:

(A) The first day of the calendar quarter after attaining any specified age between 55 and 65 elected by a Participant.

(B) The first day of the calendar quarter following the earlier of or the later of attaining age a specified age between 55 and 65 or incurring a Separation from Service.

(C) Any date specified by a Participant in the applicable Distribution Election Form after age 55.

(c) Installment Payments. Each installment payment shall be treated as a separate payment for purposes of any change in distribution elections under Section 5.4.

5.2 Disability. In the event that payments have commenced to be made to a Participant, pursuant to an election made above, or in accordance with Section 4.2, prior to the date the Participant becomes Disabled, all remaining payments shall continue to be paid to the Participant, or the Participant’s Spouse or other legal representative responsible for the care of the Participant, in the same manner as the Participant was receiving payments prior to the Participant’s Disability, if applicable.

In the event that payments, pursuant to an election made above, have not commenced to be paid to a Participant prior to the date of a Participant becomes Disabled, all payments shall be made to the Participant or any legal representative, in installments over 10 years beginning as of the first day of the calendar quarter following the date of the Participant’s Disability.

5.3 Death. For purposes of any alternative distribution elections, whether or not benefits have commenced to be paid to a Participant, upon death, all payments shall be paid to the Participant’s Spouse or other Beneficiary in a single lump sum cash payment within 30 days following the Participant’s death. If no Spouse or Beneficiary exists, all benefits shall be paid to the Participant’s estate.

5.4 Changes in the Time and Form of Distributions. In accordance with Section 409A of the Code, a Participant may generally not change the time and/or form of a distribution under the Plan, except as provided in IRS Notice 2005-1 and the Final Regulations issued under Section 409A, or subsequent guidance.

In accordance with the Final Treasury Regulations Sections, a Participant may make a “subsequent election” to delay a payment or change the form of payment of an amount of deferred compensation. In order for such an election to be effective the election must be made 12 months prior to the date the payment is scheduled to be paid; the election cannot take effect until at least 12 months after the date upon which the election is made; and the payment with regard to such election must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made. For purposes of this provision, consistent with the Final Treasury Regulations or any other guidance, each installment payment to which any Participant shall be entitled shall be treated as a right to a series of separate payments, thereby permitting a Participant to elect to defer the payment of any quarterly installment, as long as such a deferral election is made consistent with the 12 month election rule and the 5 year delay in payment requirements of this Plan and Section 409A of the Code.

Consistent with the provisions of this Section 5.4, a Participant may elect an alternative date upon which to have benefits commence under the normal form of distribution or under any other manner of distribution permitted in accordance with Section 5.1 of the Plan.

The Committee shall establish uniform procedures, including a Distribution Election Form, in order to allow Participants to elect alternative forms of distributions. The Committee shall make best efforts to ensure that all procedures are established in a manner to allow Participants to elect alternative forms of distributions prior to the date that benefits would otherwise commence, in order to minimize any unintended taxation to Participants under the constructive receipt rule and Section 409A. The Committee may also establish reasonable procedures to allow Participants to elect the form of distribution at the time they become Participants in the Plan, or any time thereafter prior to entitlement to benefits. Participants may be allowed to change their form of distribution within the discretion of the Committee, as long as such action is taken in accordance with Section 409A of the Code.

5.5 Limitation on Elections. Notwithstanding any provisions in the Plan to the contrary, the Committee shall not honor any distribution elections, to the extent such elections would violate the provisions of Sections 5.4 of the Plan or Section 409A of the Code. If any potential violation would occur under Section 409A, the normal form of distribution shall be paid under the Plan as if no election had been made.

5.6 Delay in Payment for Specified Employees. Notwithstanding any provisions in the Plan to the contrary, if a Participant is a Specified Employee, upon a Separation from Service for any reason other than death, the Participant’s benefit may not be paid, or commenced to be paid, earlier than 6 months after the last date of the Participant’s Separation from Service with the Company, unless the Participant qualifies for an exemption or safe harbor. In the event any amounts to be paid during the first 6 months following a Separation from Service are required to be deferred in accordance with this Section, to be in compliance with Section 409A of the Code, such delayed payments shall be paid on the first day of the month after the 6 month separation period, retroactively, with interest equal to the prime rate as of the first day of the month in which a Separation from Service occurs, plus 2%.

5.7 Exception for Specified Employees. Notwithstanding any provision to the contrary, in accordance with the Final Regulations issued under Section 409A of the Code, to the extent that any benefits to a Specified Employee do not exceed the lesser of the Specified Employee salary for the past 2 years or the Section 401(a)(17) limitations, such amount may be paid within the 6 month period of time during which benefits may generally not be paid to Specified Employees. To the extent benefits exceed such limitations (which is a maximum of $460,000 in 2008 and $490,000 in 2009), the balance of any payments not otherwise payable during such period shall be made following the expiration of the 6 month period following a Separation of Service in a single lump sum payment on the first day of the month after the 6 month separation period with interest equal to prime rate as of the first day of the month in which a Separation from Service occurs, plus 2%.

5.8 Special Election for 2005, 2006, 2007, and 2008 Contributions. This Plan is being amended and restated as of January 1, 2008, to comply with the provisions of Section 409A of the Code and the Final Regulations. In accordance with IRS Notice 2005-1, Q&A-19(c), the Final Treasury Regulations under Section 409A and IRS Notice 2007-86, a Plan could be amended to provide for new payment elections without violating the “subsequent deferral” and “anti-acceleration rules” under Section 409A, as long as a Plan is so amended by December 31, 2008. However, a Participant may not, in 2008, change a payment election with respect to payments that a Participant would otherwise receive in 2008, or cause a payment to be accelerated into 2008. Accordingly, with respect to all benefit accounts made to the 2008 SERP for the 2005, 2006, 2007 and 2008 Plan Years, this Plan shall allow all Participants to make new payment elections on or before December 31, 2008, with respect to both the time and form of payment of the 2005, 2006, 2007 and 2008 benefit accruals. This “second election opportunity” is being granted in accordance with all IRS guidance. Furthermore, as long as a new election is made in accordance with Section 5.4, a Participant may elect a new form of distribution for all benefits.

5.9 No Withdrawals for Unforeseeable Emergencies. A Participant shall not be permitted to receive a withdrawal prior to the occurrence of a Separation from Service, death or Disability, in the event of an Unforeseeable Emergency.

5.10 Actuarial Equivalent. All of the above distribution options shall be the actuarially equivalent of the normal form of benefit under the SERP based upon all Actuarial Assumptions.

5.11 Payment Date. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days after a Separation from Service”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

ARTICLE VI
FUNDING

6.1 Plan Unfunded. The Plan shall be unfunded for purposes of the Code and Title I of ERISA, and no assets shall be set aside for the payment of benefits under the Plan, even if a trust is established to provide for the payment of any or all benefits hereunder. All benefits shall be paid from the general assets of the Company, which remain subject to the claims of all general creditors of the Company and to unrestricted use by the Company until benefit payments are made. To the extent the Company decides, within its discretion, to establish a trust or other internal funding vehicles, such as a sinking fund, to provide for the payment of benefits to Participants and assist in meeting the Company’s obligations under the Plan, any such trusts shall be grantor trusts established in accordance with the provisions of Revenue Procedure 92-64 (i.e., a “Rabbi Trust”). Any provisions, which would cause any trust to fail to comply with Revenue Procedure 92-64, or any subsequent Internal Revenue Service rulings or pronouncements, shall be null and void, and the closest alternative provision contained in Revenue Procedure 92-64 shall apply, if appropriate. Notwithstanding any provisions to the contrary, in the event of a Change in Control of the Company, if any benefits under the Plan are held in a “Rabbi Trust”, the assets transferred to the Rabbi Trust shall become irrevocably held by the Rabbi Trust and may not be recovered by the Company or any Related Entities, or used by the Company or any Related Entities for any corporate or other purposes.

6.2 Insurance. To cover all or part of its potential liabilities under the Plan, the Company may, but need not, purchase one or more life insurance policies on the lives of one or more Executives, but no Executive shall have any preferred claim for proceeds of any such policy or any beneficial ownership in any such policy as a result thereof. The Company makes no representation that it will use any life insurance policy acquired by it and insuring the life of an Executive to provide benefits under the Plan or that any such policy will, in any way, represent security for the payment of the benefits provided for under this Plan. No insurance policy or other asset acquired or held by the Company to support the Company’s obligations under the Plan shall be deemed to be held under any trust for the benefit of any Executive or Beneficiary or to be security for the performance of the obligations of the Company, but will be, and remain, a general, unpledged, unrestricted asset of the Company that may be used for any corporate purpose.

ARTICLE VII
CLAIMS PROCEDURE

7.1 Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state, in detail, the determination desired by the Claimant.

7.2 Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a) That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b) That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i) The specific reason(s) for the denial of the claim, or any part of it;

(ii) Specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii) A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv) An explanation of the claim review procedure set forth in Section 7.3 below.

7.3 Review of a Denied Claim. With 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a) May review pertinent documents;

(b) May submit written comments or other documents; and/or

(c) May request a hearing, which the Committee, in its sole discretion, may grant.

7.4 Decision on Review. The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a) Specific reasons for the decision;

(b) Specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c) Such other matters as the Committee deems relevant.

7.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1 Benefits Non-Assignable. Neither a Participant nor any Beneficiary under the Plan shall have any right to assign, transfer, pledge or otherwise encumber the right to receive any benefits hereunder, and any attempted assignment, transfer, pledge or other encumbrance shall be null and void, and have no effect. Similarly, no rights under the Plan shall be subject to attachment or garnishment, or otherwise subject to liability for the debts, contracts, liabilities or torts by the creditors of any Participant or Beneficiary.

Notwithstanding the general inability to assign benefits under the Plan, consistent with IRS Notice 2002-31 and Revenue Ruling 2002-22, to the extent that a valid Property Settlement or Divorce Decree directs that any portion of a Participant’s benefits under the Plan be designated to a former Spouse, benefits shall be paid to the Spouse, at the same time benefits would otherwise have been payable to the Participant. In no event, shall any former Spouse obtain any additional rights to receive any form of distribution, or benefits payable in any manner not permitted under the Plan, or at any time earlier than when a Participant would otherwise have been entitled to receive such benefits.

8.2 Replacement of Other Benefits. The benefits provided under this Plan shall be in lieu of any other retirement, disability or death benefit provided by action of the Board or by agreement between the Company and a Participant that may exist from time to time, and in particular, any benefit provided by a resolution of the Board adopted May 11, 1979, other than (i) retirement, disability and death benefits available to Company employees generally, including, but not limited to, benefits payable under the Standard Microsystems Company Incentive Savings and Retirement Plan, (ii) life insurance policies purchased for Executives under the executive life insurance program, (iii) disability benefits payable under the Company’s officers’ disability insurance program, and (iv) a written employment agreement which expressly provides that the benefits payable thereunder are in addition to the benefits payable under this Plan.

8.3 Employment Not Guaranteed by Plan. Participation in the Plan shall not be deemed to be consideration for, or an inducement to, or a condition of the employment of any employee. Nothing contained in this Plan shall be deemed to give any Participants the right to be retained in the employment of the Company, nor shall any Participant, retired Participant, deceased Participant, disabled Participant, or terminated Participant have any right to any payment, except as such payment may be provided under the terms of the Plan.

8.4 Withholding. The Company shall be entitled to deduct from all benefit payments made to a Participant or any Beneficiary all applicable federal, state or local taxes required by law to be withheld from such payments.

8.5 Cooperation of Participant. If so requested by the Company, a Participant shall take whatever actions may be reasonably necessary to enable the Company to timely apply for and acquire insurance, which the Company may purchase to finance operation of the Plan.

8.6 Fiduciary And Administrator. The Administrator shall be the Plan administrator, agent for legal process and fiduciary, for purposes of ERISA. The Administrator may use agents, may allocate its responsibilities to others and may exercise any other powers necessary for the discharge of its duties to the extent not in conflict with the provisions of ERISA. The Company, in its discretion, may obtain one or more policies of insurance, insuring Committee members and. any employees of the Company to whom any responsibility with respect to the administration of the Plan has been delegated, against any and all costs, expenses and liabilities (including attorneys’ fees) incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and any applicable law. To the extent that the Company does not obtain such insurance, the Company shall indemnify and hold such parties harmless in the same manner and to the same extent as directors and officers of the Company, subject to any limitations imposed by law on such indemnification.

8.7 Payment of Benefit of Incompetent. In the event the Administrator finds that a Participant or Beneficiary is unable to manage his affairs because of minority, illness, accident, or other reason, any benefits payable hereunder may, in the discretion of the Administrator, be paid to a spouse, child, parent, or other relative or dependent or to any person found by the Administrator to have incurred expenses for the support and maintenance of such Participant or Beneficiary; and any such payments so made shall be a complete discharge of all Company liability therefore.

8.8 Change of Business Form. In the event of any consolidation, merger, acquisition or reorganization of the Company (or a portion thereof), the obligations of the Company under this Plan shall continue and be binding upon the Company and its successors. The Company shall not cease its business activities or terminate its existence without having made adequate provisions for the fulfillment of its obligations hereunder.

8.9 Amendment and Termination of Plan. The Board, in its sole discretion, may amend or terminate the Plan at any time, and from time to time; provided, however, that no Plan amendment or termination shall, without the consent of the affected Participant, reduce or eliminate (i) any benefit that has begun to be paid or (ii) with respect to a Vested Participant, any benefit, whether or not it has begun to be paid (determined without taking into account future increases in the Participant’s salary). Notwithstanding the foregoing, the Board may make any amendment which is necessary or appropriate to ensure that the Plan be treated as an unfunded plan which provides benefits for a “select group of management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA.

8.10 Plan Document Controlling. All provisions of the Plan shall be controlled by this Plan document and all prior Plan documents, Amendments and Board Resolutions shall be superceded by this document.

8.11 Severability. In the event that any one or more provision of the Plan or any action taken pursuant to the Plan should, for any reason, be unenforceable or invalid in any respect under the laws of the United States, any state of the United States or any other government, such unenforceability or invalidity shall not affect any other provision of the Plan, but in such particular jurisdiction and instance the Plan shall be construed as if such unenforceable or invalid provision had not been contained therein or as if the action in question had not been taken thereunder.

8.12 Administration. The Administrator shall have the power to delegate specific responsibilities. Such delegations may be to officers or employees of the Company or to other individuals, all of whom shall serve at the pleasure of the Administrator and, if full-time employees of the Company, without additional compensation.

8.13 Consequences of a Violation. All Participants shall be informed that they may voluntarily participate in the SERP, after being notified of their eligibility to participate in the SERP. All Participants shall be notified of the potential tax consequences under Section 409A, if the provisions of the Plan and Section 409A are not followed, including the imposition of immediate income taxes, a 20% excise tax, underpayment of interest penalties, and Form W-2 reporting. All Participants shall also be informed that the amount of their benefits under the Plan shall be reported to the IRS, as required for nonqualified deferred compensation programs. Furthermore, Participant shall be informed that when their benefits become vested under the Plan, and not subject to any substantial risk of forfeiture under Sections 3121(v) and 3306(r) and other provisions of the Code, the Participants shall be subject to FICA and all related taxes.

8.14 Gross-Up for Section 409A Violations. In the event of a violation of Section 409A of the Code, it is not the intent of the Company for a Participant who is an active employee within 1 year of any violation (or a former employee who is an active member of the Board within 1 year prior to any violation) to incur the excise tax and other penalties under Section 409A. Accordingly, to the extent any excise taxes or underpayment of interest or penalties under Section 409A apply, the Company shall make a “gross up” payment to the Participant, to offset the effect of any excise tax, interest or penalties incurred in accordance with Section 409A of the Code, and any tax on such gross up payments, to the extent such action is legally permitted. All gross up payments set forth in this Plan shall be made as soon as legally permitted under Section 409(A) of the Code, but in no event later than 2 1/2 months following the end of the fiscal year in which the event giving rise to such payment occurs, and, if permissible, before the excise tax becomes due.

8.15 Specified Employees. The Company has its stock traded on an established securities market. Accordingly, “Specified Employees” shall exist under Section 409A, for whom benefit payments may not be made for a 6 month period after a Separation from Service occurs.

8.16 No Linked Plans. The Company also maintains the SMSC Section 401(k) Savings Plan (the “SMSC 401(k) Savings Plan”). Employee Salary and Bonus Deferral Elections under the SERP are made independent of any elections under the SMSC Section 401(k) Plan. In addition, distribution elections are made separately between the SERP and the SMSC 401(k) Plan. Accordingly, for purposes of Section 409A, the SERP and the SMSC 401(k) Plan are “not” linked plans.

8.17 Top Hat Plan. ERISA generally applies to protect the interests of “employees”, and DOL Regulation Section 2520.104-23 establishes rules for certain arrangements that provide benefits for a select group of management or Highly Compensated Employees, referred to as “Top Hat” programs. This Plan is intended to be a Top Hat program under ERISA. In determining if the Plan satisfies all rules to be classified as a Top Hat program, or in reviewing the number of Participants in the Plan for any reasons, all employees of the Company and any Related Entities, whether foreign or Domestic, shall be taken into consideration.

8.18 Compliance With the Code. The SERP is intended to comply with the provisions of Section 409A of the Code, and all guidance issued thereunder. If there is any discrepancy between the provisions of this SERP and the provisions of Section 409A, this discrepancy shall be resolved in a manner as to give full effect to the provisions of Section 409A of the Code.

8.19 Annual Statement. Participants shall receive an annual statement after the end of each Plan Year, confirming the amounts credited to each Participant’s Account.

8.20 Form of Communication. Any election, claims, notice or other communication required or permitted to be made a Participant under this Plan shall be made in writing and in such form as shall be prescribed by the Committee. Such communication shall be effective upon receipt, if hand delivered or sent by first class mail, postage pre-paid, return receipt requested to Standard Microsystems Corporation, Attention: Vice President of Human Resources, 80 Arkay Drive, Hauppauge, New York 11788.

8.21 Gender and Number. The masculine gender, where appearing herein, shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

8.22 Captions. The captions at the head of a paragraph of this Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

8.23 Expenses. All expenses incurred in administering the Plan shall be paid by the Company.

8.24 Plan Interpretation. The Administrator shall have complete discretion to interpret all provisions of the Plan and to establish reasonable rules and procedures to facilitate the administration of the Plan. However, the Plan is intended to comply with Section 409A and shall be interpreted consistent with the provisions of Section 409A.

8.25 Binding Agreement. The provisions of this Plan shall be binding upon the Participant and the Company and their successors, assigns, heirs, executors and beneficiaries.

8.26 Governing Law. Except to the extent preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New York.

8.27 Notice and Inquiries. All notices to the Company may be addressed as follows:

Vice President of Human Resources
Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, NY 11788
(631) 434-4600

The Company shall provide each Participant with written notice by registered mail, at the last address it maintains for each Participant, of any change in the above contact information for the Company.

IN WITNESS WHEREOF, SMSC has adopted this Plan effective as of the day and year first written above.

STANDARD MICROSYSTEMS CORPORATION

By: /s/ Christine King
Date:	November 7, 2008